UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 24, 2014

BRADY CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number 1-14959

Wisconsin	39-0971239
(State of Incorporation)	(IRS Employer Identification No.)
6555 West Good Hope Road
Milwaukee, Wisconsin 53223
(Address of Principal Executive Offices and Zip Code)
(414) 358-6600
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On February 24, 2014, Brady Corporation ( the “Company”) and LTI Flexible Products, Inc. (d/b/a Boyd Corporation), a portfolio company of Snow Phipps Group, LLC (the “Buyer”), entered into a Share and Asset Purchase Agreement (the “Purchase Agreement”) for the sale of the Company’s Asia Die-Cut Business, which primarily consists of the manufacture and sale of precision converted products such as gaskets, meshes, heat dissipation materials, antennae, dampers, filters, and similar products sold in the electronics industries, and the Company’s European Die-Cut business, which primarily consists of the manufacture and sale of traditional die-cut parts and thermal management products used in the automotive electronics and telecommunications industries (collectively, the “Die-Cut Business”), to the Buyer in exchange for $60 million in cash. The purchase price is subject to customary post-closing adjustments for levels of cash, indebtedness and net working capital at closing. The Company issued a press release announcing its entry into the Purchase Agreement on February 24, 2014, which is attached hereto as Exhibit 99.1.

The Purchase Agreement provides that the transaction will close in two phases. The first closing involves the sale and transfer of the European Die-Cut Business and the portions of the Asia Die-Cut business operated in Korea, Thailand and Malaysia, together with the transfer of certain of the Company’s employees in the United States supporting those operations. The first closing is expected to occur within 90 days. The second closing involves the sale and transfer of the remainder of the Die-Cut Business, including the Company’s manufacturing facilities and operations relating to the Die-Cut Business in Lang Fang, Wuxi and Shenzhen in the People’s Republic of China. The second closing is expected to occur in the fourth quarter of our fiscal year ending July 31, 2014. The consummation of the transactions contemplated by the Purchase Agreement are subject to various customary closing conditions, including approval under Korean antitrust laws, and receipt of certain other governmental and third party consents.

The Purchase Agreement contains customary termination provisions for each of the Company and the Buyer under certain circumstances, including the right to terminate the Purchase Agreement if the first closing has not occurred prior to May 25, 2014. In addition, the Purchase Agreement affords either party the right to abandon the second closing if that closing has not occurred prior to December 31, 2014.

The Purchase Agreement also includes customary representations, warranties and covenants of the Company and the Buyer. The representations and warranties made by each party were made solely for the benefit of the other party and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk between the parties to the Purchase Agreement if those statements prove to be inaccurate; (ii) may have been qualified in the Purchase Agreement by disclosures that were made to the other party in disclosure schedules to the Purchase Agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the Purchase Agreement or such other date or dates as may be specified in the Purchase Agreement.

The Purchase Agreement also contains post-closing indemnification provisions pursuant to which the Company has agreed to indemnify the Buyer against losses resulting from certain events, including breaches of representations and warranties, covenants and certain other matters.

In connection with the closings of the transactions contemplated by the Purchase Agreement, the Company and the Buyer will enter into certain other agreements, including a transition services agreement pursuant to which the Company will provide the Buyer with certain transition services for a limited time period following the closings and certain supply agreements pursuant to which each of the Company and the Buyer will supply the other party with certain products after the applicable closings.

This summary of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the provisions of Purchase Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

The following are filed as Exhibits to this Report.

Exhibit No.	Description of Exhibit
2.1
Share and Asset Purchase Agreement, dated as of February 24, 2014, by and among Brady Corporation and LTI Flexible Products, Inc. (d/b/a Boyd Corporation), a portfolio company of Snow Phipps Group, LLC. Schedules and exhibits to this document are omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

99.1	Press Release of Brady Corporation, dated February 24, 2014, announcing Brady Corporation has reached an agreement to sell its Die-Cut Business.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRADY CORPORATION

Date: February 24, 2014	/s/ Thomas J. Felmer
Thomas J. Felmer
Interim President & Chief Executive Officer and Chief Financial Officer

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
2.1
Share and Asset Purchase Agreement, dated as of February 24, 2014, by and among Brady Corporation and LTI Flexible Products, Inc. (d/b/a Boyd Corporation), a portfolio company of Snow Phipps Group, LLC. Schedules and exhibits to this document are omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

99.1	Press Release of Brady Corporation, dated February 24, 2014, announcing Brady Corporation has reached an agreement to sell its Die-Cut Business.